EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp (513) 979-5797 cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall (513) 979-5770 frank.hall@bankatfirst.com
First Financial Bancorp Reports Third Quarter 2007 Financial Results
•	Third quarter 2007 net earnings of $0.22 per diluted share and year-to-date 2007 net earnings of $0.64 per diluted share

•	Continued improvement in earning asset mix

•	Period-end annualized growth in commercial, commercial real estate, and construction loans of approximately 17 percent from the second quarter 2007

•	Credit quality is stable and outlook remains positive
HAMILTON, Ohio — October 23, 2007 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced third quarter 2007 net income of $8.4 million or 22 cents in diluted earnings per share and year-to-date 2007 net income of $25.0 million or 64 cents in diluted earnings per share. Excluding the third quarter 2006 gain on the sale of branches, gain on the sale of loans, charges associated with the execution of our strategic plan, and additional provision expense for loans subsequently sold, net income for the third quarter 2006 was $6.2 million or 16 cents in diluted earnings per share and year-to-date 2006 net income was $14.6 million or 37 cents in diluted earnings per share. Net income was $8.2 million or 21 cents in diluted earnings per share in the second quarter 2007.
The following performance ratios are presented on an “as reported GAAP basis.” Return on average assets for the third quarter 2007 was 1.00 percent compared to 1.40 percent for the same period in 2006 and 1.00 percent last quarter. Year-to-date return on average assets was 1.01 percent for 2007 compared to 0.79 percent for the same period in 2006. Return on average shareholders’ equity was 12.03 percent for the third quarter 2007 compared to 16.09 percent for the comparable period in 2006 and 11.61 percent last quarter. Year-to-date return on average shareholders’ equity was 11.86 percent for 2007 compared to 9.18 percent for the same period in 2006.
Unless otherwise noted, all amounts discussed in the earnings release are pre-tax except net income and per-share data which is presented after-tax. Percentage changes are not annualized unless specifically noted.

Summary and Outlook of Key Drivers

Net interest margin decreased to 3.88 percent in the third quarter 2007 from 3.93 percent for the third quarter 2006 and 3.97 percent for the linked-quarter (third quarter 2007 compared to second quarter 2007). The year-to-date net interest margin was 3.99 percent compared to the year-to-date 2006 net interest margin of 4.03 percent. First Financial has a portfolio of public fund deposits that had a seasonal negative impact on net interest margin of 6 basis points for the linked quarter. Management expects fourth quarter 2007 net interest margin to be within a range of 3.70 to 3.75 percent. This revision is primarily driven by the recent action by the Federal Reserve to lower targeted interest rates and the resulting impact from our asset sensitivity. The 2007 full-year margin forecast is within a range of 3.90 to 3.95 percent.
Noninterest income grew $0.5 million, or 4.0 percent, on a comparative quarter basis, excluding the gain on sale of investment securities in the third quarter 2007 and the gain on sales of loans and branches in the third quarter 2006. Noninterest income on a linked-quarter basis, excluding the effects of the third quarter 2007 gain on the sale of investment securities, was relatively flat with slight increases in service charges on deposit accounts and trust and wealth management fees. Management expects fourth quarter 2007 noninterest income to be in the range of $19.5 million to $20.5 million, including an approximate $5.5 million gain on the sale of the merchant payment processing portfolio. Full year noninterest income is expected to be in the range of $62.8 million to $63.8 million inclusive of the gain on the sale of the merchant payment processing portfolio.
Noninterest expense has improved significantly as a direct result of the successful execution of the Strategic Plan, resulting in a reduction in noninterest expense of $8.5 million in the third quarter 2007 from the prior year comparable quarter. Year-to-date noninterest expense was $89.4 million in 2007 compared to $114.7 million in 2006, a $25.3 million or 22.1 percent decrease. First Financial continues to evaluate its staffing levels based on its business needs and requirements; and as a result, associate base salaries excluding severance costs have decreased $1.3 million from the third quarter 2006, or 10.0 percent, and have decreased $3.7 million on a year-to-date basis, or 9.1 percent.
Management expects fourth quarter 2007 noninterest expense to be in the range of $31 million to $32 million, including the approximate $2.3 million to $2.7 million expected pension settlement charge. The pension settlement charge is a result of First Financial’s staff changes in 2006 and 2007, and is an acceleration of costs that were previously deferred under pension accounting rules and recognized over time. Full-year noninterest expense is expected to be in the range of $120 million to $122 million inclusive of the pension settlement charge. Management expects that the 2007 efficiency ratio will be between 65 and 67 percent, but remains committed to the long-term goal of 55 to 60 percent.

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Capital management efforts through share repurchases resulted in 1,469,700 shares repurchased in the third quarter 2007 at a cost of $19.1 million and a weighted average share repurchase price of $13.00. On a year-to-date basis, First Financial has repurchased 1,965,700 shares at a cost of $26.8 million and a weighted average share repurchase price of $13.65, nearly reaching its maximum authorized repurchase level for 2007 of 2,000,000 shares.
The decline in First Financial’s capital ratios in the third quarter 2007 is attributable to the higher level of stock repurchase activity, the redemption of $10 million of trust preferred securities which qualify as regulatory capital, and the continued shift in earning asset mix. There are no other significant capital events planned for the fourth quarter 2007.
Credit quality remained stable as net charge-offs for the third quarter were an annualized 23 basis points of average loans. Management is projecting a net charge-off ratio for the fourth quarter 2007 of between 23 and 27 basis points of average loans, resulting in a projected full-year net charge-off ratio of between 23 and 25 basis points of average loans. Nonperforming assets were relatively unchanged from the second quarter 2007 with improvement in the commercial loan category offset by increases in the commercial real estate and retail real estate loan categories. First Financial’s allowance for loan and lease losses to period-end loans ratio was 1.12 percent, an increase of 2 basis points compared to the second quarter 2007. Year-to-date 2007 net charge-offs were an annualized 23 basis points of average loans compared to an annualized 32 basis points of average loans for the comparable period in 2006, excluding the second quarter 2006 impact from the transfer of approximately $38 million of loans to loans held for sale.
Updated Guidance
Given the updated guidance for the fourth quarter 2007 provided above, management expects fourth quarter 2007 earnings per diluted share of 25 cents to 27 cents and full year 2007 earnings per diluted share of 90 cents to 92 cents.
(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail.)

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Current Period Operating Results

NET INTEREST INCOME
Third Quarter 2007 vs. Third Quarter 2006
Net interest income for the third quarter 2007 was $29.4 million compared to $30.8 million in the third quarter 2006, a decrease of $1.4 million or 4.6 percent. This decrease is primarily due to a 3.3 percent net decline in the level of average earning assets, resulting primarily from the third quarter 2006 sale of ten branches and their approximate $101 million of loans and $109 million of deposits.
Third Quarter 2007 vs. Second Quarter 2007
Net interest income on a linked-quarter basis remained relatively flat, decreasing from $29.6 million in the second quarter 2007 to $29.4 million in the third quarter 2007, a $0.2 million or 2.5 percent annualized decrease. The slight decline in net interest income is primarily a result of deposit mix shift to higher yielding products.
Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date net interest income was $89.4 million in 2007 compared to $95.0 million in 2006, a $5.6 million or 5.8 percent decrease. This decrease is primarily due to a 5.0 percent net decline in the level of average earning assets, resulting primarily from the balance sheet restructure completed in the first quarter 2006 and the third quarter 2006 sale of ten branches and their associated loans and deposits.
NET INTEREST MARGIN
Third Quarter 2007 vs. Third Quarter 2006
Third quarter 2007 net interest margin of 3.88 percent decreased 5 basis points from 3.93 percent for the third quarter 2006, reflecting the reduction in earning assets and an increase in deposit costs. On a tax equivalent basis, the third quarter 2007 net interest margin of 3.95 percent decreased 6 basis points from 4.01 percent for the third quarter 2006.
Third Quarter 2007 vs. Second Quarter 2007
Linked-quarter net interest margin decreased 9 basis points from 3.97 percent to 3.88 percent. The net interest margin was positively impacted by the continuing shift from lower yielding indirect installment and conforming mortgage loans to higher yielding commercial and commercial real estate loans. These benefits were more than offset by a continued increase in deposit costs and the 6 basis point seasonal negative impact from the previously mentioned public funds deposit portfolio. On a tax-equivalent basis, the third quarter 2007 net interest margin was 3.95 percent as compared to 4.05 percent for the second quarter 2007.

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Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date net interest margin was 3.99 percent in 2007 compared to 4.03 percent in 2006, reflecting the planned reduction in earning assets and an increase in deposit costs. On a tax-equivalent year-to-date basis, net interest margin was an adjusted 4.04 percent in 2007 as compared to 4.11 percent in 2006.
For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.
BALANCE SHEET TRENDS
Loans
First Financial has continued to expand its commercial lending sales force and market presence over the past year, which is reflected in the planned loan mix shift to higher yielding commercial loans. Period-end commercial, commercial real estate, and construction loans, excluding the effect of the first quarter 2007 loan sale, increased from $1.38 billion in the third quarter 2006 to $1.61 billion in the third quarter 2007, an increase of $236.3 million or 17.1 percent, as summarized below (in thousands):

				Annualized	% Change
				% Change	Comparable
	9/30/07	6/30/07	9/30/06	Linked Qtr.	Qtr.
Period-end balances:
Commercial	$774,059	$747,292	$663,522	14.3%	16.7%
Real estate — commercial	684,931	676,679	625,535	4.9%	9.5%
Real estate — construction	155,495	125,732	92,434	94.7%	68.2%
Strategic loan sale impact	—	—	(3,277)	—	—

Total	$1,614,485	$1,549,703	$1,378,214	16.7%	17.1%

During late 2005 and early 2006, management made a number of decisions to realign its balance sheet and change its lending focus. These decisions included exiting indirect installment lending, no longer holding its retail mortgage loan originations on the balance sheet, and utilizing the sale of loans to strategically manage the company’s asset mix, risk profile, and credit quality. This has resulted in the cumulative reduction in loan balances as follows (in thousands):

Indirect installment loan runoff	$187,597
Retail mortgage loan runoff	157,381
Strategic loan sales	260,423

Total	$605,401

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Third Quarter 2007 vs. Third Quarter 2006
Average total loans for the third quarter 2007 decreased $27.3 million or 1.1 percent from the comparable period a year ago. Period-end commercial, commercial real estate, and construction loans, excluding the effect of the first quarter 2007 loan sale, increased $236.3 million or 17.1 percent from the third quarter 2006.
Third Quarter 2007 vs. Second Quarter 2007
Average total loans for the third quarter 2007 increased $43.6 million or 6.9 percent on an annualized basis from the second quarter 2007; and average commercial, commercial real estate, and construction loans increased $76.9 million or 20.4 percent on an annualized basis from the second quarter 2007. Period-end commercial, commercial real estate, and construction loans increased $64.8 million or 16.7 percent on an annualized basis from the second quarter 2007.
Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date 2007 average total loans decreased $56.1 million or 2.2 percent from the comparable period in 2006; however, average commercial, commercial real estate, and construction loans increased $167.9 million or 12.5 percent from the comparable period in 2006.
Investments
Securities available-for-sale were $307.9 million at September 30, 2007, compared to $329.2 million at September 30, 2006, and $313.6 million at June 30, 2007. The combined investment portfolio was 10.4 percent and 11.2 percent of total assets at September 30, 2007, and 2006, respectively, and 10.8 percent of total assets at June 30, 2007. First Financial holds approximately 45 percent of its available-for-sale securities in pass-through residential mortgage instruments. Among other factors, several of the portfolio criteria have been to avoid securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations.
Deposits
Over the past year, total average deposit balances have remained relatively stable, excluding the branch and related deposit sale which occurred in the third quarter 2006. Deposit growth remains difficult as the consumer’s preference for higher-yielding money market accounts and time deposits, rather than more traditional transaction accounts, continues to result in significant shifts in deposit mix. During the third quarter 2007, First Financial formed the Market Services Group which is staffed by associates with experience in increasing sales and growing client relationships, product development, and branch efficiency. To date, First Financial’s growth has occurred in the money market savings, time, and public funds deposit categories. First Financial continues to expand its product offerings and increase its sales efforts, particularly in markets that it believes provide the best growth opportunities.

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Third Quarter 2007 vs. Third Quarter 2006
Average deposits for the third quarter 2007 decreased $58.1 million or 2.0 percent from the comparable period a year ago. The decrease was primarily a result of the previously mentioned sale of branches in the third quarter 2006 which included $61.6 million of average deposit balances.
Third Quarter 2007 vs. Second Quarter 2007
Average deposits for the third quarter 2007 increased $27.4 million or 3.9 percent on an annualized basis from the second quarter 2007. Average total interest-bearing deposits increased $46.9 million or 7.8 percent primarily due to the fluctuation of a large public funds account; and average noninterest-bearing deposits decreased $19.5 million or 19.3 percent, both on an annualized basis from the second quarter 2007.
Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date 2007 average total deposits decreased $81.5 million or 2.8 percent from the comparable period in 2006. Excluding the $97.8 million of average deposit balances sold as a result of the previously mentioned sale of branches in the third quarter 2006, year-to-date 2007 average deposits increased $16.3 million from the comparable period in 2006.
NONINTEREST INCOME
Third Quarter 2007 vs. Third Quarter 2006
Third quarter 2007 noninterest income was $14.5 million, a decrease of $13.8 million or 48.9 percent from the third quarter 2006. Third quarter 2007 noninterest income included $0.4 million from the gain on sale of investment securities, and third quarter 2006 noninterest income included $12.5 million from the gain on the sale of branches and $2.2 million from the gain on sale of problem loans. Excluding these items, third quarter 2007 noninterest income increased $0.5 million or 4.0 percent from the comparable period in 2006. This increase was primarily due to higher trust and wealth management fees and bankcard income offset by lower service charge income on deposit accounts primarily as a result of the third quarter 2006 branch sales.
Third Quarter 2007 vs. Second Quarter 2007
On a linked-quarter basis, total noninterest income increased $0.3 million or 9.0 percent on an annualized basis. Excluding the third quarter 2007 gain on the sale of investment securities, total noninterest income remained relatively flat with the second quarter 2007.

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Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date noninterest income was $43.3 million in 2007 compared to $55.1 million in 2006, an $11.8 million or 21.3 percent decrease. This decrease is primarily due to the gains on the sales of branches and problem loans in the third quarter 2006 and lower service charge income on deposit accounts primarily as a result of the previously mentioned sale of branches. These decreases were partially offset by the gain on the sale of residential mortgage servicing rights in the first quarter 2007 and related lower amortization expense, higher year-to-date 2007 trust and wealth management fees, bankcard income, and earnings from bank-owned life insurance.
NONINTEREST EXPENSE
Third Quarter 2007 vs. Third Quarter 2006
Total noninterest expense decreased $8.5 million or 22.8 percent during the third quarter 2007 as compared to the third quarter 2006 primarily due to the following:
•	decreases in salaries and employee benefits of $2.7 million primarily due to the $1.1 million reduction in salaries and other performance and incentive-based compensation, $0.4 million reduction in pension and other retirement-related expenses, $0.3 million reduction in health care costs as a result of lower staffing levels, and $0.2 million reduction in severance costs

•	decreases in data processing of $2.0 million primarily due to $0.5 million in early termination fees on technology contracts incurred in the third quarter 2006 and the positive impact of First Financial’s 2006 technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in marketing of $0.7 million primarily due to the costs associated with the branding initiative in the prior year

•	decreases in professional services of $1.4 million primarily due to 2006 costs associated with the branding initiative, branch staffing, and recruiting fees, combined with an overall reduction in outside consulting usage

•	decreases in other noninterest expense of $1.8 million primarily due to the third quarter 2007 net gain on the disposal of former bank properties and other fixed assets, as well as prior year losses on the disposal of fixed assets associated with the branch sale and the technology upgrade
Third Quarter 2007 vs. Second Quarter 2007
On a linked-quarter basis, noninterest expense was $0.7 million or an annualized 9.7 percent less than the second quarter 2007. The decrease in noninterest expense was primarily due to the third quarter 2007 net gain on the disposal of former bank properties and other fixed assets.

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Year-to-Date 2007 vs. Year-to-Date 2006
Year-to-date noninterest expense was $89.4 million in 2007 compared to $114.7 million in 2006, a $25.3 million or 22.1 percent decrease. When the first nine months of 2007 and 2006 are adjusted for the items shown below (in thousands), noninterest expense decreased $16.3 million or 15.6 percent.

	YTD 3Q07	YTD 3Q06	$ Change	% Change
Total noninterest expense	$89,375	$114,746	$(25,371)	(22.1)%
Q1 items:
Debt extinguishment prepayment penalty	—	(4,295)	4,295	—
Losses on properties	—	(354)	354	—
Severance	(933)	(155)	(778)	—

Q1 items subtotal	(933)	(4,804)	3,871	—

Q2 items:
Technology contract early termination costs	—	(1,073)	1,073	—
Losses on properties	(58)	(137)	79	—
Severance	(128)	(2,601)	2,473	—

Q2 items subtotal	(186)	(3,811)	3,625	—

Q3 items:
Technology contract early termination costs	—	(500)	500	—
Gain (loss) on properties and fixed assets	406	(511)	917	—
Severance	(521)	(696)	175	—

Q3 items subtotal	(115)	(1,707)	1,592	—

Adjusted total noninterest expense	$88,141	$104,424	$(16,283)	(15.6)%

The following items contributed to the adjusted $16.3 million decrease in noninterest expense from the first nine months of 2006:
•	decreases in salaries and employee benefits of $8.0 million, excluding the year-to-date $1.9 million reduction in severance costs shown above, primarily due to the $4.9 million reduction in salaries and other performance and incentive-based compensation as a result of an overall reduction in staffing levels, $2.3 million reduction in pension and other retirement-related expenses, and $1.2 million reduction in health care costs

•	decreases in data processing of $4.1 million, excluding the $1.6 million reduction in technology contract early termination fees shown above, primarily due to the impact of First Financial’s 2006 technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in professional services of $2.7 million primarily due to 2006 costs associated with the corporate reorganization, branding initiative, branch staffing, and recruiting fees, combined with an overall reduction in outside consulting usage

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INCOME TAXES
Income tax expense was $4.2 million and $6.9 million for the three months ended September 30, 2007, and 2006, respectively. The higher level of income tax expense in the third quarter 2006 was primarily a result of the third quarter 2006 gain on the sale of branches and loans, combined with the third quarter 2006 recognition of a $1.0 million expense as a result of an Internal Revenue Service audit of two prior year tax returns. The effective tax rates for the third quarter 2007, and 2006, were 33.5 percent and 36.3 percent, respectively. Income tax expense was $12.4 million and $10.9 million for the nine months ended September 30, 2007, and 2006, respectively. The effective tax rates for the nine months ended September 30, 2007, and 2006, were 33.1 percent and 34.7 percent, respectively.
CREDIT QUALITY
First Financial’s third quarter 2007 allowance for loan and lease losses to period-end loans ratio was 1.12 percent, 2 basis points higher when compared to the second quarter 2007. While First Financial’s full-year net charge-offs are at the lower end of its forecast and other credit metrics remain strong at this time, management’s methodology considers the combination of the general economic conditions and the recent turmoil in the credit markets, including a deterioration in asset values and tightened liquidity in the secondary market. A large percentage of underperforming assets is secured by real estate, and this collateral has been appropriately considered in establishing the allowance for loan and lease losses at September 30, 2007.
In the second quarter 2005, First Financial made the strategic decision to discontinue the origination of residential mortgage loans for retention on its balance sheet. As a result, the residential mortgage portfolio has declined $157.4 million, excluding the impact of the loan sales, since that time. Earlier in 2007, First Financial sold the servicing of its remaining residential mortgage portfolio and established an agreement to sell future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential mortgage loans in the current originate-and-sell model.
At September 30, 2007, the commercial real estate and real estate construction loan portfolio totalled $840.4 million, or 32.4 percent of total loans, including $94.0 million, or 3.6 percent of total loans, for commercial real estate construction and $51.6 million, or 2.0 percent of total loans, for residential construction and land acquisition and development. First Financial’s internal lending policies are key to limiting credit exposure from both the residential construction and land acquisition and development segments in any particular project. Most of the residential construction and land acquisition and development loans are in areas of strong housing demand or with borrowers who have undergone an extensive underwriting process with multiple sources of repayment.

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First Financial continuously evaluates the commercial real estate and real estate construction portfolio for geographic and borrower concentrations, as well as loan-to-value coverage, and believes its credit underwriting processes are producing a prudent and acceptable level of credit exposure.
It is management’s belief that allowance for loan and lease losses of $29.1 million is adequate to absorb probable credit losses inherent in the portfolio.
Third Quarter 2007 vs. Third Quarter 2006
Third quarter 2007 net charge-offs were $1.5 million, an annualized 23 basis points of average loans, compared to third quarter 2006 net charge-offs of $1.1 million, an annualized 17 basis points of average loans. The lower level of net charge-offs in the third quarter 2006 was primarily due to higher commercial and installment loan recoveries of previously charged-off loans.
Total underperforming assets at the end of the third quarter 2007 of $17.1 million were significantly lower than the $22.9 million at the end of the third quarter 2006 primarily due to lower level of commercial, retail real estate, and installment loans on nonaccrual status. As a result, the ratio of nonperforming assets to ending loans decreased from 88 basis points at the end of the third quarter 2006 to 65 basis points at the end of the third quarter 2007.
Third Quarter 2007 vs. Second Quarter 2007
Third quarter 2007 net charge-offs were $1.5 million, an annualized 23 basis points of average loans, compared to second quarter 2007 net charge-offs of $1.4 million, also an annualized 23 basis points of average loans.
Total underperforming assets remained relatively flat at $17.1 million at the end of the third quarter 2007 compared to $17.2 million at the end of the second quarter 2007. The ratio of nonperforming assets to ending loans decreased from 67 basis points at the end of the second quarter 2007 to 65 basis points at the end of the third quarter 2007.
For further details on the quarter-over-quarter changes in credit quality, please see the attached Credit Quality schedule.
Earnings Conference Call and Webcast
On October 24, 2007, First Financial will host an earnings conference call that will be webcast live at 11:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. Anyone may participate in the conference call by calling 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (www.bankatfirst.com) for a live audio webcast of

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the call. Click on the Investor Relations link and then on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will be archived on the company’s website for one year. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2006. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its Strategic Plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K and other public documents filed with the SEC. These documents are available on First Financial’s investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.
Reconciliation of Earnings per Share for Third Quarter and Year-to-Date 2006
The adjusted third quarter and year-to-date 2006 earnings per diluted share amounts illustrated below should not be considered as a GAAP measure of performance. It is included for purposes of calculating comparable earnings per diluted share with 2007.
Other Information
Non-GAAP Financial Measure

	3Q06		YTD 3Q06
	$ Amount	Diluted EPS Impact	$ Amount	Diluted EPS Impact
Net income (GAAP)	$12,119	$0.31	$20,444	$0.52
Gain on sales of branches	(7,954)	(0.20)	(7,954)	(0.20)
Gain on sales of loans	(1,395)	(0.04)	(1,395)	(0.04)
Provision expense	1,355	0.03	1,355	0.03
Noninterest expense items	1,082	0.03	1,082	0.03
Income tax expense charge	1,032	0.03	1,032	0.03

Net income (Non-GAAP)	$6,239	$0.16	$14,564	$0.37

Amounts shown net of tax, as applicable.
This press release contains some financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in their analysis of the company’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses, or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Financial’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Financial’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousand, except per share)
(Unaudited)

			Three months ended,			Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2007	2007	2007	2006	2006	2007	2006
RESULTS OF OPERATIONS
Net interest income	$29,417	$29,601	$30,403	$30,104	$30,823	$89,421	$94,969
Net income	$8,373	$8,172	$8,435	$827	$12,119	$24,980	$20,444
Net earnings per common share — basic	$0.22	$0.21	$0.22	$0.02	$0.31	$0.64	$0.52
Net earnings per common share — diluted	$0.22	$0.21	$0.22	$0.02	$0.31	$0.64	$0.52
Dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.16	$0.48	$0.48

KEY FINANCIAL RATIOS
Return on average assets	1.00%	1.00%	1.04%	0.10%	1.40%	1.01%	0.79%
Return on average shareholders’ equity	12.03%	11.61%	11.94%	1.10%	16.09%	11.86%	9.18%
Return on average tangible shareholders’ equity	13.44%	12.95%	13.31%	1.24%	18.20%	13.23%	10.39%

Net interest margin	3.88%	3.97%	4.12%	3.95%	3.93%	3.99%	4.03%
Net interest margin (fully tax equivalent) (1)	3.95%	4.05%	4.20%	4.05%	4.01%	4.07%	4.11%

Average shareholders’ equity to average assets	8.34%	8.58%	8.68%	8.98%	8.72%	8.53%	8.59%
Tier 1 Ratio (2)	10.18%	11.13%	11.57%	11.73%	11.89%	10.18%	11.89%
Total Capital Ratio (2)	11.27%	12.18%	12.64%	12.81%	13.14%	11.27%	13.14%
Leverage Ratio (2)	8.21%	9.04%	9.08%	9.02%	8.85%	8.21%	8.85%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,576,308	$2,530,638	$2,490,252	$2,497,389	$2,580,005	$2,532,715	$2,597,057
Investment securities	349,686	364,050	367,407	381,985	370,095	360,316	415,585
Other earning assets	81,669	93,986	134,635	142,320	158,940	103,236	141,019

Total earning assets	$3,007,663	$2,988,674	$2,992,294	$3,021,694	$3,109,040	$2,996,267	$3,153,661
Total assets	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,426,417	$3,300,339	$3,466,453
Noninterest-bearing deposits	$385,653	$405,179	$401,698	$418,009	$401,685	$397,451	$414,268
Interest-bearing deposits	2,450,830	2,403,919	2,406,913	2,392,092	2,492,898	2,420,715	2,485,444

Total deposits	$2,836,483	$2,809,098	$2,808,611	$2,810,101	$2,894,583	$2,818,166	$2,899,712
Borrowings	$176,528	$177,472	$181,613	$192,811	$200,856	$178,519	$238,717
Shareholders’ equity	$276,183	$282,354	$286,453	$299,320	$298,909	$281,625	$297,859

CREDIT QUALITY RATIOS
Allowance to ending loans	1.12%	1.10%	1.10%	1.10%	1.27%	1.12%	1.27%
Allowance to nonaccrual loans	221.70%	194.92%	254.59%	267.55%	170.60%	221.70%	170.60%
Allowance to nonperforming loans	212.42%	187.35%	241.41%	252.82%	165.27%	212.42%	165.27%
Nonperforming loans to total loans	0.53%	0.59%	0.45%	0.44%	0.77%	0.53%	0.77%
Nonperforming assets to ending loans, plus OREO	0.65%	0.67%	0.56%	0.53%	0.88%	0.65%	0.88%
Nonperforming assets to total assets	0.51%	0.52%	0.42%	0.40%	0.67%	0.51%	0.67%
Net charge-offs to average loans (annualized) (4)	0.23%	0.23%	0.22%	1.64%	0.17%	0.23%	0.75%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	September 30, 2007 regulatory capital ratios are preliminary.

(3)	Includes loans held for sale.

(4)	December 31, 2006 and June 30, 2006 charge-offs include $4,375 and $8,356, respectively, in loans held for sale write-downs to the lower of cost or estimated fair value.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousand)
(Unaudited)

	Three months ended,			Nine months ended,
	Sep. 30,			Sep. 30,
	2007	2006	% Change	2007	2006	% Change
Interest income
Loans, including fees	$46,606	$45,484	2.5%	$136,961	$132,727	3.2%
Investment securities
Taxable	3,667	3,728	(1.6%)	11,320	12,667	(10.6%)
Tax-exempt	863	996	(13.4%)	2,683	3,157	(15.0%)

Total investment securities interest	4,530	4,724	(4.1%)	14,003	15,824	(11.5%)
Federal funds sold	1,048	2,116	(50.5%)	4,045	5,198	(22.2%)

Total interest income	52,184	52,324	(0.3%)	155,009	153,749	0.8%

Interest expense
Deposits	20,528	19,176	7.1%	58,946	50,663	16.3%
Short-term borrowings	1,041	953	9.2%	3,021	2,741	10.2%
Long-term borrowings	532	686	(22.4%)	1,633	3,453	(52.7%)
Subordinated debentures and capital securities	666	686	(2.9%)	1,988	1,923	3.4%

Total interest expense	22,767	21,501	5.9%	65,588	58,780	11.6%

Net interest income	29,417	30,823	(4.6%)	89,421	94,969	(5.8%)
Provision for loan and lease losses	2,558	2,888	(11.4%)	6,012	4,000	50.3%

Net interest income after provision for loan and lease losses	26,859	27,935	(3.9%)	83,409	90,969	(8.3%)

Noninterest income
Service charges on deposit accounts	5,396	5,672	(4.9%)	15,436	16,192	(4.7%)
Trust and wealth management fees	4,721	3,949	19.5%	13,407	12,277	9.2%
Bankcard income	1,422	1,023	39.0%	4,086	3,311	23.4%
Net gains from sales of loans	203	2,468	(91.8%)	549	2,972	(81.5%)
Gain on sale of mortgage servicing rights	0	0	N/M	1,061	0	N/M
Gains on sales of branches	0	12,545	N/M	0	12,545	N/M
Gains (losses) on sales of investment securities	367	0	N/M	367	(476)	(177.1%)
Other	2,341	2,623	(10.8%)	8,420	8,259	1.9%

Total noninterest income	14,450	28,280	(48.9%)	43,326	55,080	(21.3%)

Noninterest expenses
Salaries and employee benefits	17,288	19,968	(13.4%)	53,383	63,295	(15.7%)
Net occupancy	2,728	2,802	(2.6%)	8,019	8,339	(3.8%)
Furniture and equipment	1,684	1,297	29.8%	5,019	4,111	22.1%
Data processing	1,010	3,058	(67.0%)	2,673	8,395	(68.2%)
Marketing	407	1,138	(64.2%)	1,918	2,468	(22.3%)
Communication	664	821	(19.1%)	2,327	2,130	9.2%
Professional services	964	2,342	(58.8%)	3,033	5,761	(47.4%)
Debt extinguishment	0	0	N/M	0	4,295	N/M
Other	3,980	5,759	(30.9%)	13,003	15,952	(18.5%)

Total noninterest expenses	28,725	37,185	(22.8%)	89,375	114,746	(22.1%)

Income before income taxes	12,584	19,030	(33.9%)	37,360	31,303	19.3%
Income tax expense	4,211	6,911	(39.1%)	12,380	10,859	14.0%

Net income	$8,373	$12,119	(30.9%)	$24,980	$20,444	22.2%

ADDITIONAL DATA
Net earnings per common share — basic	$0.22	$0.31		$0.64	$0.52
Net earnings per common share — diluted	$0.22	$0.31		$0.64	$0.52
Dividends declared per common share	$0.16	$0.16		$0.48	$0.48
Book value per common share	$7.26	$7.58		$7.26	$7.58

Return on average assets	1.00%	1.40%		1.01%	0.79%
Return on average shareholders’ equity	12.03%	16.09%		11.86%	9.18%

Interest income	$52,184	$52,324	(0.3%)	$155,009	$153,749	0.8%
Tax equivalent adjustment	564	586	(3.8%)	1,720	1,943	(11.5%)

Interest income — tax equivalent	52,748	52,910	(0.3%)	156,729	155,692	0.7%
Interest expense	22,767	21,501	5.9%	65,588	58,780	11.6%

Net interest income — tax equivalent	$29,981	$31,409	(4.5%)	$91,141	$96,912	(6.0%)

Net interest margin	3.88%	3.93%		3.99%	4.03%
Net interest margin (fully tax equivalent) (1)	3.95%	4.01%		4.07%	4.11%

Full-time equivalent employees	1,078	1,226		1,078	1,226

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M     = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousand)
(Unaudited)

	2007
	Third	Second	First		% Change
	Quarter	Quarter	Quarter	Year-to-Date	Linked Qtr.
Interest income
Loans, including fees	$46,606	$45,291	$45,064	$136,961	2.9%
Investment securities
Taxable	3,667	3,762	3,891	11,320	(2.5%)
Tax-exempt	863	911	909	2,683	(5.3%)

Total investment securities interest	4,530	4,673	4,800	14,003	(3.1%)
Federal funds sold	1,048	1,241	1,756	4,045	(15.6%)

Total interest income	52,184	51,205	51,620	155,009	1.9%

Interest expense
Deposits	20,528	19,409	19,009	58,946	5.8%
Short-term borrowings	1,041	984	996	3,021	5.8%
Long-term borrowings	532	542	559	1,633	(1.8%)
Subordinated debentures and capital securities	666	669	653	1,988	(0.4%)

Total interest expense	22,767	21,604	21,217	65,588	5.4%

Net interest income	29,417	29,601	30,403	89,421	(0.6%)
Provision for loan and lease losses	2,558	2,098	1,356	6,012	21.9%

Net interest income after provision for loan and lease losses	26,859	27,503	29,047	83,409	(2.3%)

Noninterest income
Service charges on deposit accounts	5,396	5,296	4,744	15,436	1.9%
Trust and wealth management fees	4,721	4,526	4,160	13,407	4.3%
Bankcard income	1,422	1,424	1,240	4,086	(0.1%)
Net gains from sales of loans	203	184	162	549	10.3%
Gain on sale of mortgage servicing rights	0	0	1,061	1,061	N/M
Gains on sales of investment securities	367	0	0	367	N/M
Other	2,341	2,702	3,377	8,420	(13.4%)

Total noninterest income	14,450	14,132	14,744	43,326	2.3%

Noninterest expenses
Salaries and employee benefits	17,288	17,134	18,961	53,383	0.9%
Net occupancy	2,728	2,484	2,807	8,019	9.8%
Furniture and equipment	1,684	1,708	1,627	5,019	(1.4%)
Data processing	1,010	818	845	2,673	23.5%
Marketing	407	642	869	1,918	(36.6%)
Communication	664	798	865	2,327	(16.8%)
Professional services	964	1,063	1,006	3,033	(9.3%)
Other	3,980	4,793	4,230	13,003	(17.0%)

Total noninterest expenses	28,725	29,440	31,210	89,375	(2.4%)

Income before income taxes	12,584	12,195	12,581	37,360	3.2%
Income tax expense	4,211	4,023	4,146	12,380	4.7%

Net income	$8,373	$8,172	$8,435	$24,980	2.5%

ADDITIONAL DATA
Net earnings per common share — basic	$0.22	$0.21	$0.22	$0.64
Net earnings per common share — diluted	$0.22	$0.21	$0.22	$0.64
Dividends declared per common share	$0.16	$0.16	$0.16	$0.48
Book value per common share	$7.26	$7.18	$7.29	$7.26

Return on average assets	1.00%	1.00%	1.04%	1.01%
Return on average shareholders’ equity	12.03%	11.61%	11.94%	11.86%

Interest income	$52,184	$51,205	$51,620	$155,009	1.9%
Tax equivalent adjustment	564	580	576	1,720	(2.8%)

Interest income — tax equivalent	52,748	51,785	52,196	156,729	1.9%
Interest expense	22,767	21,604	21,217	65,588	5.4%

Net interest income — tax equivalent	$29,981	$30,181	$30,979	$91,141	(0.7%)

Net interest margin	3.88%	3.97%	4.12%	3.99%
Net interest margin (fully tax equivalent) (1)	3.95%	4.05%	4.20%	4.07%

Full-time equivalent employees	1,078	1,158	1,166	1,078

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M     = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	2006
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$44,972	$45,484	$44,386	$42,857	$177,699
Investment securities
Taxable	3,925	3,728	3,798	5,141	16,592
Tax-exempt	985	996	1,057	1,104	4,142

Total investment securities interest	4,910	4,724	4,855	6,245	20,734
Federal funds sold	1,894	2,116	1,500	1,582	7,092

Total interest income	51,776	52,324	50,741	50,684	205,525

Interest expense
Deposits	19,349	19,176	16,554	14,933	70,012
Short-term borrowings	1,027	953	892	896	3,768
Long-term borrowings	609	686	709	2,058	4,062
Subordinated debentures and capital securities	687	686	639	598	2,610

Total interest expense	21,672	21,501	18,794	18,485	80,452

Net interest income	30,104	30,823	31,947	32,199	125,073
Provision for loan and lease losses	5,822	2,888	360	752	9,822

Net interest income after provision for loan and lease losses	24,282	27,935	31,587	31,447	115,251

Noninterest income
Service charges on deposit accounts	5,766	5,672	5,431	5,089	21,958
Trust and wealth management fees	3,987	3,949	4,139	4,189	16,264
Bankcard income	1,126	1,023	1,165	1,123	4,437
Net gains from sales of loans	234	2,468	259	245	3,206
Gains on sales of branches	0	12,545	0	0	12,545
Losses on sales of investment securities	0	0	0	(476)	(476)
Other	1,791	2,623	2,835	2,801	10,050

Total noninterest income	12,904	28,280	13,829	12,971	67,984

Noninterest expenses
Salaries and employee benefits	21,234	19,968	23,110	20,217	84,529
Net occupancy	2,699	2,802	2,698	2,839	11,038
Furniture and equipment	1,496	1,297	1,334	1,480	5,607
Data processing	1,574	3,058	3,393	1,944	9,969
Marketing	1,022	1,138	647	683	3,490
Communication	1,204	821	642	667	3,334
Professional services	2,074	2,342	1,829	1,590	7,835
Debt extinguishment	0	0	0	4,295	4,295
Other	6,466	5,759	5,031	5,162	22,418

Total noninterest expenses	37,769	37,185	38,684	38,877	152,515

Income before income taxes	(583)	19,030	6,732	5,541	30,720
Income tax expense (benefit)	(1,410)	6,911	2,374	1,574	9,449

Net income	$827	$12,119	$4,358	$3,967	$21,271

ADDITIONAL DATA
Net earnings per common share — basic	$0.02	$0.31	$0.11	$0.10	$0.54
Net earnings per common share — diluted	$0.02	$0.31	$0.11	$0.10	$0.54
Dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.64
Book value per common share	$7.27	$7.58	$7.37	$7.50	$7.27

Return on average assets	0.10%	1.40%	0.51%	0.45%	0.62%
Return on average shareholders’ equity	1.10%	16.09%	5.90%	5.39%	7.13%

Interest income	$51,776	$52,324	$50,741	$50,684	$205,525
Tax equivalent adjustment	712	586	696	661	2,655

Interest income — tax equivalent	52,488	52,910	51,437	51,345	208,180
Interest expense	21,672	21,501	18,794	18,485	80,452

Net interest income — tax equivalent	$30,816	$31,409	$32,643	$32,860	$127,728

Net interest margin	3.95%	3.93%	4.11%	4.04%	4.01%
Net interest margin (fully tax equivalent) (1)	4.05%	4.01%	4.20%	4.12%	4.09%

Full-time equivalent employees	1,214	1,226	1,365	1,467	1,214

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M	= Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	% Change	% Change
	2007	2007	2007	2006	2006	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$92,414	$87,808	$87,969	$119,407	$117,067	5.2%	(21.1%)
Federal funds sold	71,700	55,000	159,200	102,000	101,000	30.4%	(29.0%)
Investment securities held-to-maturity	5,467	5,711	7,769	7,995	8,059	(4.3%)	(32.2%)
Investment securities available-for-sale	307,908	313,575	325,755	324,259	329,225	(1.8%)	(6.5%)
Other investments	33,969	33,969	33,969	33,969	34,137	0.0%	(0.5%)
Loans
Commercial	774,059	747,292	709,341	673,445	663,522	3.6%	16.7%
Real estate — construction	155,495	125,732	107,867	101,688	92,434	23.7%	68.2%
Real estate — commercial	684,931	676,679	647,126	623,603	625,535	1.2%	9.5%
Real estate — retail	556,255	580,005	604,213	628,579	653,652	(4.1%)	(14.9%)
Installment	149,881	162,506	180,116	198,881	219,677	(7.8%)	(31.8%)
Home equity	245,853	235,734	228,660	228,128	231,741	4.3%	6.1%
Credit card	24,904	24,488	23,678	24,587	23,083	1.7%	7.9%
Lease financing	500	608	732	923	1,202	(17.8%)	(58.4%)

Total loans	2,591,878	2,553,044	2,501,733	2,479,834	2,510,846	1.5%	3.2%
Less
Allowance for loan and lease losses	29,136	28,060	27,407	27,386	31,888	3.8%	(8.6%)

Net loans	2,562,742	2,524,984	2,474,326	2,452,448	2,478,958	1.5%	3.4%
Loans held for sale	5,763	0	0	8,824	0	N/M	N/M
Premises and equipment	78,214	79,079	79,553	79,609	78,820	(1.1%)	(0.8%)
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	828	1,003	1,195	5,842	6,471	(17.4%)	(87.2%)
Accrued interest and other assets	141,890	143,277	129,991	138,985	125,084	(1.0%)	13.4%

Total Assets	$3,329,156	$3,272,667	$3,327,988	$3,301,599	$3,307,082	1.7%	0.7%

LIABILITIES
Deposits
Interest-bearing	$611,764	$594,788	$627,996	$667,305	$672,841	2.9%	(9.1%)
Savings	595,664	588,229	564,340	526,663	523,884	1.3%	13.7%
Time	1,253,383	1,211,182	1,218,823	1,179,852	1,198,059	3.5%	4.6%

Total interest-bearing deposits	2,460,811	2,394,199	2,411,159	2,373,820	2,394,784	2.8%	2.8%
Noninterest-bearing	389,070	399,260	420,521	424,138	381,937	(2.6%)	1.9%

Total deposits	2,849,881	2,793,459	2,831,680	2,797,958	2,776,721	2.0%	2.6%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	26,749	31,700	39,998	57,201	54,129	(15.6%)	(50.6%)
Other	74,500	52,500	52,246	39,500	39,000	41.9%	91.0%

Total short-term borrowings	101,249	84,200	92,244	96,701	93,129	20.2%	8.7%
Federal Home Loan Bank long-term debt	55,317	59,021	60,298	63,762	68,197	(6.3%)	(18.9%)
Other long-term debt	20,620	30,930	30,930	30,930	30,930	(33.3%)	(33.3%)
Accrued interest and other liabilities	30,386	25,831	28,481	26,769	38,580	17.6%	(21.2%)

Total Liabilities	3,057,453	2,993,441	3,043,633	3,016,120	3,007,557	2.1%	1.7%

SHAREHOLDERS’ EQUITY
Common stock	391,355	390,545	393,091	392,736	392,156	0.2%	(0.2%)
Retained earnings	77,745	75,444	73,505	71,320	76,783	3.0%	1.3%
Accumulated comprehensive income	(7,569)	(16,168)	(13,121)	(13,375)	(8,581)	(53.2%)	(11.8%)
Treasury stock, at cost	(189,828)	(170,595)	(169,120)	(165,202)	(160,833)	11.3%	18.0%

Total Shareholders’ Equity	271,703	279,226	284,355	285,479	299,525	(2.7%)	(9.3%)

Total Liabilities and Shareholders’ Equity	$3,329,156	$3,272,667	$3,327,988	$3,301,599	$3,307,082	1.7%	0.7%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED QUARTERLY STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2007	2007	2007	2006	2006	2007	2006
ASSETS
Cash and due from banks	$85,576	$94,541	$94,384	$106,010	$109,896	$91,468	$116,095
Federal funds sold	81,669	93,986	134,635	142,320	158,940	103,236	141,019
Investment securities	349,686	364,050	367,407	381,985	370,095	360,316	415,585
Loans
Commercial	766,028	733,936	685,585	664,476	642,378	726,753	616,883
Real estate — construction	139,291	118,425	100,192	96,280	94,135	119,446	87,873
Real estate — commercial	681,920	657,959	637,642	623,632	611,602	661,394	634,935
Real estate — retail	566,618	592,811	616,892	649,638	709,539	591,923	738,420
Installment	155,478	170,748	189,397	209,053	235,492	171,750	261,375
Home equity	239,585	231,982	229,112	229,900	229,583	233,598	222,433
Credit card	24,586	23,944	23,809	23,247	22,741	24,116	22,172
Lease financing	557	671	830	1,067	1,290	685	1,646

Total loans	2,574,063	2,530,476	2,483,459	2,497,293	2,546,760	2,529,665	2,585,737
Less
Allowance for loan and lease losses	28,278	27,482	27,770	30,894	30,284	27,845	37,666

Net loans	2,545,785	2,502,994	2,455,689	2,466,399	2,516,476	2,501,820	2,548,071
Loans held for sale	2,245	162	6,793	96	33,245	3,050	11,320
Premises and equipment	79,102	79,491	79,819	79,123	78,798	79,468	76,187
Goodwill	28,261	28,261	28,261	28,263	28,260	28,261	28,219
Other intangibles	915	1,096	5,464	6,261	6,721	2,475	7,209
Accrued interest and other assets	136,561	127,175	126,894	121,931	123,986	130,245	122,748

Total Assets	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,426,417	$3,300,339	$3,466,453

LIABILITIES
Deposits
Interest-bearing	$632,890	$606,320	$646,548	$669,076	$724,253	$628,536	$717,688
Savings	586,065	578,357	545,101	526,550	536,534	569,991	531,529
Time	1,231,875	1,219,242	1,215,264	1,196,466	1,232,111	1,222,188	1,236,227

Total interest-bearing deposits	2,450,830	2,403,919	2,406,913	2,392,092	2,492,898	2,420,715	2,485,444
Noninterest-bearing	385,653	405,179	401,698	418,009	401,685	397,451	414,268

Total deposits	2,836,483	2,809,098	2,808,611	2,810,101	2,894,583	2,818,166	2,899,712
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	29,385	34,280	46,397	59,196	53,958	36,625	51,713
Other	58,914	52,849	42,136	35,648	37,673	51,361	41,075

Total short-term borrowings	88,299	87,129	88,533	94,844	91,631	87,986	92,788
Federal Home Loan Bank long-term debt	57,860	59,413	62,150	67,037	78,295	59,792	114,999
Other long-term debt	30,369	30,930	30,930	30,930	30,930	30,741	30,930

Total borrowed funds	176,528	177,472	181,613	192,811	200,856	178,519	238,717
Accrued interest and other liabilities	20,606	22,832	22,669	30,156	32,069	22,029	30,165

Total Liabilities	3,033,617	3,009,402	3,012,893	3,033,068	3,127,508	3,018,714	3,168,594

SHAREHOLDERS’ EQUITY
Common stock	390,898	391,536	392,908	392,931	391,325	391,773	392,110
Retained earnings	77,428	74,049	74,497	78,162	77,487	75,335	74,825
Accumulated comprehensive income	(15,097)	(13,739)	(13,725)	(8,768)	(10,708)	(14,192)	(9,427)
Treasury stock, at cost	(177,046)	(169,492)	(167,227)	(163,005)	(159,195)	(171,291)	(159,649)

Total Shareholders’ Equity	276,183	282,354	286,453	299,320	298,909	281,625	297,859

Total Liabilities and Shareholders’ Equity	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,426,417	$3,300,339	$3,466,453

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS(1)
(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Sep. 30, 2007		Jun. 30, 2007		Sep. 30, 2006		Sep. 30, 2007		Sep. 30, 2006
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$349,686	5.14%	$364,050	5.15%	$370,095	5.06%	$360,316	5.20%	$415,585	5.09%
Federal funds sold	81,669	5.09%	93,986	5.30%	158,940	5.28%	103,236	5.24%	141,019	4.93%
Gross loans(2)	2,576,308	7.18%	2,530,638	7.18%	2,580,005	6.99%	2,532,715	7.23%	2,597,057	6.83%

Total earning assets	3,007,663	6.88%	2,988,674	6.87%	3,109,040	6.68%	2,996,267	6.92%	3,153,661	6.52%

Nonearning assets
Allowance for loan and lease losses	(28,278)		(27,482)		(30,284)		(27,845)		(37,666)
Cash and due from banks	85,576		94,541		109,896		91,468		116,095
Accrued interest and other assets	244,839		236,023		237,765		240,449		234,363

Total assets	$3,309,800		$3,291,756		$3,426,417		$3,300,339		$3,466,453

Interest-bearing liabilities
Total interest-bearing deposits	$2,450,830	3.32%	$2,403,919	3.24%	$2,492,898	3.05%	$2,420,715	3.26%	$2,485,444	2.73%
Borrowed funds
Short-term borrowings	88,299	4.68%	87,129	4.53%	91,631	4.13%	87,986	4.59%	92,788	3.95%
Federal Home Loan Bank long-term debt	57,860	3.65%	59,413	3.66%	78,295	3.48%	59,792	3.65%	114,999	4.01%
Other long-term debt	30,369	8.70%	30,930	8.68%	30,930	8.80%	30,741	8.65%	30,930	8.31%

Total borrowed funds	176,528	5.03%	177,472	4.96%	200,856	4.59%	178,519	4.97%	238,717	4.55%

Total interest-bearing liabilities	2,627,358	3.44%	2,581,391	3.36%	2,693,754	3.17%	2,599,234	3.37%	2,724,161	2.88%

Noninterest-bearing liabilities
Noninterest bearing demand deposits	385,653		405,179		401,685		397,451		414,268
Other liabilities	20,606		22,832		32,069		22,029		30,165
Shareholders’ equity	276,183		282,354		298,909		281,625		297,859

Total liabilities & shareholders’ equity	$3,309,800		$3,291,756		$3,426,417		$3,300,339		$3,466,453

Net interest income(1)	$29,417		$29,601		$30,823		$89,421		$94,969

Net interest spread(1)		3.44%		3.51%		3.51%		3.55%		3.64%

Net interest margin(1)		3.88%		3.97%		3.93%		3.99%		4.03%

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS(1)
(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(8)	$(135)	$(143)	$70	$(264)	$(194)	$327	$(2,148)	$(1,821)
Federal funds sold	(48)	(145)	(193)	(76)	(992)	(1,068)	327	(1,480)	(1,153)
Gross loans(2)	(9)	1,324	1,315	1,189	(67)	1,122	7,713	(3,479)	4,234

Total earning assets	(65)	1,044	979	1,183	(1,323)	(140)	8,367	(7,107)	1,260

Nonearning assets
Allowance for loan and lease losses
Cash and due from banks
Accrued interest and other assets
Total assets

Interest-bearing liabilities
Total interest-bearing deposits	$507	$612	$1,119	$1,704	$(352)	$1,352	$9,859	$(1,576)	$8,283
Borrowed funds
Short-term borrowings	32	25	57	127	(39)	88	445	(165)	280
Federal Home Loan Bank long-term debt	(2)	(8)	(10)	34	(188)	(154)	(312)	(1,508)	(1,820)
Other long-term debt	2	(5)	(3)	(8)	(12)	(20)	77	(12)	65

Total borrowed funds	32	12	44	153	(239)	(86)	210	(1,685)	(1,475)

Total interest-bearing liabilities	539	624	1,163	1,857	(591)	1,266	10,069	(3,261)	6,808

Noninterest-bearing liabilities
Noninterest bearing demand deposits
Other liabilities
Shareholders’ equity
Total liabilities & shareholders’ equity

Net interest income(1)	$(604)	$420	$(184)	$(674)	$(732)	$(1,406)	$(1,702)	$(3,846)	$(5,548)

Net interest spread(1)

Net interest margin(1)

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2007	2007	2007	2006	2006

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$28,060	$27,407	$27,386	$31,888	$30,085
Provision for loan losses	2,558	2,098	1,356	5,822	2,888
Gross charge-offs
Commercial	1,008	920	746	5,675	1,238
Commercial real estate	76	176	146	1,099	119
Retail real estate	49	57	116	2,729	111
Installment	471	604	741	776	391
Home equity	189	149	139	331	78
All other	304	224	265	306	220

Total gross charge-offs (1)	2,097	2,130	2,153	10,916	2,157
Recoveries
Commercial	145	246	269	206	458
Commercial real estate	124	48	58	20	129
Retail real estate	25	10	18	4	130
Installment	263	288	346	292	315
Home equity	12	25	76	1	0
All other	46	68	51	69	40

Total recoveries	615	685	818	592	1,072

Total net charge-offs	1,482	1,445	1,335	10,324	1,085

Ending allowance for loan losses	$29,136	$28,060	$27,407	$27,386	$31,888

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED) (1)

Commercial	0.45%	0.37%	0.28%	3.27%	0.48%
Commercial real estate	(0.03%)	0.08%	0.06%	0.69%	(0.01%)
Retail real estate	0.02%	0.03%	0.06%	1.66%	(0.01%)
Installment	0.53%	0.74%	0.85%	0.92%	0.13%
Home equity	0.29%	0.21%	0.11%	0.57%	0.13%
All other	0.62%	0.44%	0.70%	0.78%	0.60%

Total net charge-offs (1)	0.23%	0.23%	0.22%	1.64%	0.17%

(1)	December 31, 2006 charge-offs include $4,375 in loans held for sale write-downs to the lower of cost or estimated fair market value.

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS

Nonaccrual loans
Commercial	$3,782	$6,812	$2,529	$2,610	$8,056
Commercial real estate	5,343	4,140	4,947	4,102	4,487
Retail real estate	2,147	1,694	1,311	1,482	3,604
Installment	745	681	920	1,328	1,619
Home equity	1,117	1,048	1,038	698	854
All other	8	21	20	16	72

Total nonaccrual loans	13,142	14,396	10,765	10,236	18,692
Restructured loans	574	581	588	596	603

Total nonperforming loans	13,716	14,977	11,353	10,832	19,295
Other real estate owned (OREO)	3,124	2,023	2,672	2,334	2,859

Total nonperforming assets	16,840	17,000	14,025	13,166	22,154

Accruing loans past due 90 days or more	222	165	81	185	788

Total underperforming assets	$17,062	$17,165	$14,106	$13,351	$22,942

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	221.70%	194.92%	254.59%	267.55%	170.60%
Nonperforming loans	212.42%	187.35%	241.41%	252.82%	165.27%
Total ending loans	1.12%	1.10%	1.10%	1.10%	1.27%
Nonperforming loans to total loans	0.53%	0.59%	0.45%	0.44%	0.77%
Nonperforming assets to
Ending loans, plus OREO	0.65%	0.67%	0.56%	0.53%	0.88%
Total assets	0.51%	0.52%	0.42%	0.40%	0.67%

FIRST FINANCIAL BANCORP.
CAPITAL DATA
(Dollars in thousands)
(Unaudited)

						Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2007	2007	2007	2006	2006	2007	2006
PER COMMON SHARE
Market Price
High	$15.12	$15.72	$16.76	$17.50	$16.04	$16.76	$18.32
Low	$10.76	$14.43	$14.83	$15.52	$14.20	$10.76	$14.20
Close	$12.78	$14.99	$15.11	$16.61	$15.91	$12.78	$15.91
Average shares outstanding — basic	38,383,228	38,965,409	39,121,105	39,377,735	39,612,408	38,820,545	39,592,908
Average shares outstanding — diluted	38,383,228	38,967,061	39,135,637	39,395,456	39,619,786	38,825,940	39,623,911
Ending shares outstanding	37,405,433	38,883,083	39,001,843	39,245,407	39,507,716	37,405,433	39,507,716

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$269,961	$295,996	$298,020	$299,199	$300,551	$269,961	$300,551
Tier 1 Ratio	10.18%	11.13%	11.57%	11.73%	11.89%	10.18%	11.89%
Total Capital	$299,097	$324,056	$325,550	$326,779	$332,302	$299,097	$332,302
Total Capital Ratio	11.27%	12.18%	12.64%	12.81%	13.14%	11.27%	13.14%
Total Risk-Adjusted Assets	$2,652,999	$2,659,915	$2,575,218	$2,551,505	$2,528,102	$2,652,999	$2,528,102
Leverage Ratio	8.21%	9.04%	9.08%	9.02%	8.85%	8.21%	8.85%

OTHER CAPITAL RATIOS
Ending shareholders’ equity to ending assets	8.16%	8.53%	8.54%	8.65%	9.06%	8.16%	9.06%
Ending tangible shareholders’ equity to ending tangible assets	7.35%	7.71%	7.73%	7.69%	8.09%	7.35%	8.09%
Average shareholders’ equity to average assets	8.34%	8.58%	8.68%	8.98%	8.72%	8.53%	8.59%
Average tangible shareholders’ equity to average tangible assets	7.53%	7.76%	7.86%	8.04%	7.79%	7.72%	7.67%

REPURCHASE PROGRAM (1)
Shares repurchased	1,469,700	252,000	244,000	252,000	152,000	1,965,700	152,000
Average share repurchase price	$13.00	$15.07	$16.11	$16.64	$15.59	$13.65	$15.59
Total cost of shares repurchased	$19,105,297	$3,797,343	$3,930,945	$4,192,464	$2,369,286	$26,833,585	$2,369,286

(1)	Represents share repurchases as part of publicly announced plans.